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                                                                    EXHIBIT 99.1

                                            FOR IMMEDIATE RELEASE

        CARIBINER INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                     BLUMBERG COMMUNICATIONS FOR $18 MILLION

     -- Creates One of Nation's Leading Providers of Audio Visual Equipment
             Services and Hotel Audio Visual Outsourcing Services --

   -Company is Awarded Seven-Year Contract with Starwood Lodging Corporation-

                  NEW YORK, December 20, 1996 -- Caribiner International, Inc. (NYSE: CWC) today announced that it has signed a definitive agreement to acquire Blumberg Communications, Inc. for $18 million, consisting of $16.6 million in cash and $1.4 million in Caribiner common stock, plus the repayment of approximately $5.5 million in outstanding indebtedness. The acquisition will expand Caribiner's leading position as a provider of audio visual equipment rentals and related staging services, including hotel audio visual outsourcing services. This acquisition strengthens Caribiner's position as one of the largest providers of audio visual equipment rental and hotel audio visual outsourcing services in the nation. The acquisition will also expand Caribiner's client base and overall package of business communications services.

                  Blumberg provides audio visual equipment services, including rental, sales, design, installation and consulting through numerous offices in the Midwest and Southeast. Blumberg recorded approximately $42 million in revenue during its fiscal year ended May 31, 1996. The combination of Blumberg and Total Audio Visual Services (TAVS), which was acquired by Caribiner in September, 1996, will significantly expand the geographic reach of Caribiner's audio visual services. The acquisition is expected to close in early 1997, subject to certain closing conditions.

                  Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "Building on Caribiner's industry leadership, this transaction reflects our focus on acquiring quality companies that will add value to our broad package of business communications services. The combination of Blumberg and TAVS will create one of the largest audio visual equipment rental and services businesses in the nation. This acquisition highlights our position as a leading consolidator in the fragmented business communications services market. Blumberg will extend our geographic reach and provide us with the opportunity to cross-promote our services to current and future clients.

                  "Since our acquisition of TAVS last September, we have benefited from the integration of audio visual services into our other service offerings. In addition to developing a broader service platform to attract new clients, we can now utilize our own audio visual equipment in the production of meetings and events, rather than outsourcing through other companies."


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                  Caribiner also announced today that TAVS has been awarded a seven-year contract to provide on-site audio visual equipment rental and services to Starwood Lodging Corporation, an owner of various hotel properties throughout the nation. The agreement provides for the establishment of technical support operations in a minimum of 30 Starwood properties in approximately 28 cities in 15 states and the District of Columbia. In addition, the agreement provides that TAVS will be a future provider of choice for new Starwood properties. Starwood owns business-oriented hotel properties, including hotels such as DoubleTree, Embassy Suites, Radisson, Westin and Marriott.

                  Certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among others, general competitive factors; the Company's ability to successfully complete and integrate its acquisitions and to implement operational improvements in its acquired businesses and the seasonality and episodic nature of the Company's business.

                  Caribiner International, Inc. is a leading international producer of meetings, events, training programs and a provider of related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Columbia (MD), Columbia (SC), Dallas, Detroit, Houston, Los Angeles, New York, Orlando, Rolling Meadows (IL), San Francisco and White Plains (NY) in North America, as well as in London, Dubai and Hong Kong.

                  Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.

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For further information, contact:

Arthur F. Dignam                     Diana Brainerd/Chris Plunkett
Chief Financial Officer              Brainerd Communicators, Inc.
Caribiner International, Inc.        212-986-6667
212-541-5300